To The Board of Directors of
The Arielle Corp.

                   Re: The Arielle Corp.



SCHONFELD & WEINSTEIN, L.L.P. does hereby consent to the use of our opinion dated August 14, 2000, to The Arielle Corp. to be used and filed in connection with the SB-2 Registration Statement and Prospectus, as filed with the Securities and Exchange Commission.





Schonfeld & Weinstein, L.L.P.
SCHONFELD & WEINSTEIN, L.L.P.

Dated: September 5, 2000